EXHIBIT 99.2
Trident Microsystems, Inc.
Q4 FY 2007 Earnings Call Transcript
John Edmunds — Trident Microsystems — Chief Financial Officer
Thank you, Mike. Good afternoon, everyone. Thank you for joining us for Trident’s quarterly conference call to discuss our financial results for the fourth quarter of fiscal 2007 ended this past June 30. I am John Edmunds, Chief Financial Officer of Trident Microsystems, and with me today is Dr. J.H. Chang, President of Trident Microsystems.
First off today, I will give you a financial update and then J.H. will have some comments about the business, after which I will update you on the outlook for the fourth quarter of fiscal 2007 and J.H. and I will be happy to take your questions.
After the close of market today, we have sent Trident’s financial results for the fourth quarter of fiscal 2007 to PR Newswire to process. However we sent the press release to them later than we usually do and it has taken PR Newswire longer to release it than we might have otherwise expected.
It should come across the wire anytime now so we ask for your patience and we will go ahead and begin the call at this point.
Before we begin, please note — during this call, we will discuss some factors that are likely to influence our business going forward. These forward-looking statements include guidance we will provide on anticipated revenue for the first quarter of fiscal 2008 and financial information for any future periods. Statements about prospects for our business and the development status and planned availability of new products; the impact of the restatement and the amount of charges that may be incurred; Trident’s ability to file periodic reports in a timeframe allowed by NASDAQ; and the design wins expected in future periods.
It should be clearly understood that actual results may differ substantially from the forward-looking statements we might make today and in fact have differed materially in the past. These projections or forward-looking statements are subject to certain risks and dependent upon a number of factors including, but not limited to, changes in trends in the television and entertainment industry; whether Trident is able to achieve timely product introductions; the failure to obtain design wins among major OEMs for Trident’s products; and competitive pressures including pricing and competitors’ new product introductions; the emergence of alternative digital consumer technologies; actions that may be taken or required as a result of the stock investigation and formal inquiries being made by the SEC and the U.S. Attorney’s office; Trident’s inability over the past year to file reports with the Securities and Exchange Commission on a timely basis; risks associated with Trident’s inability to meet NASDAQ requirements for continued listing including possible delisting; and risks of litigation related to these issues, potential claims and proceedings relating to such matters including shareholder or employee litigation and action by the SEC or other regulatory agencies; a negative tax implications for Trident resulting from accounting adjustments or other factors.
Please note that actual results have in fact differed from our previous forward-looking statements. So it is very important that you factor in the appropriate risks and arrive at your own judgment about any forward-looking statement we might make.
For further information regarding our risk factors please refer to our registration statements and most recent Forms 10-K filed with the Securities and Exchange Commission — and you can find us on the Internet at www.sec.gov. I encourage you to read these documents.
As always we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

As mentioned above, we have filed our restated financial statements for the year ended June 30, 2006, with the SEC today. We are happy to once again be able to share our full financial results with you. We have posted — or we intend to post a spreadsheet on our website that will give you the quarters for 2006 and 2007 restated and present it on a pro forma basis with reconciliations of our GAAP presentation in a similar manner that we would have recorded had we been providing our full financial statements over the past year.
During the course of the investigation, we determined that it was necessary to modify the accounting measurement dates for approximately 57% of the stock option grants awarded during the period from its initial public offering in December 1992. In addition, as noted above, we identified certain issues with the accounting for our subsidiary stock options that added another approximately $24 million to the accumulative accounting charge.
So in total, there were gross pretax accounting adjustments of $61 million. Netting against these are the benefits of a reversal of minority interest charges of approximately $2.4 million and a reversal of income tax expense of approximately $2.3 million. So the cumulative net charge was approximately $56 million. The adjustments did not affect Trident Microsystems’ previously reported revenues, cash and cash equivalents or investment balances in any of the restated periods. Further information on these matters is contained in our 10-K for the year ended June 30, 2006, which we filed today.
Trident Microsystems expects to complete and file its quarterly reports on form 10-Q for the first, second, and third quarters of fiscal 2007 which have previously been delayed within the next two weeks. Once these quarterly reports have been filed, Trident Microsystems expects to regain compliance with its filing requirements with the SEC, as well as requirements for continued listing on the NASDAQ Global Select Market, other than requirements to hold an annual meeting of stockholders, which Trident expects to be able to accomplish as soon as possible, and for which Trident has requested an extension of time within which to comply from NASDAQ.
We have been cooperating with and we will continue to cooperate with the Department of Justice and the Securities and Exchange Commission, who are conducting formal inquiries into the Trident Microsystems’ stock option granting practices.
Now to begin the review for the quarter. First — I would first like to briefly recap the financial results.
We reported net sales for the June quarter of fiscal 2007 of $70.6 million, up 17% compared to $60.6 million reported in the March quarter and 33% growth over the $52.9 million posted in the June quarter one year ago. This was in line with our April 26th guidance of approximately $71 million and reflects the strength of our business in being able to continue a vigorous pace of growth.
Flat-panel TV revenues were $68.8 million, up 18% sequentially compared to the $58.3 million posted in the March quarter and which comprised 97% of the revenues in the June quarter.
Revenues from the digital CRT business, our PC-related TV Masters product and other revenues comprised the balance of $1.8 million in revenue in the June quarter, which was down about $0.5 million in the March quarter due to our reduced presence in the digital CRT market.
Geographically Korea grew from 47% of our revenue to 52% of our revenue in the June quarter. Business in particular with one customer was 51% of our overall business.
In Japan the revenues were down from 32% of our business to 30% of our overall business. However revenue from one customer continued at 23% of our total business. In total, revenue from the top four customers represented more than 85% of our revenues and grew sequentially by 24% from the March quarter. We also continued to ramp Phillips in the June quarter and expect that they can continue to ramp and become one of four customers we can see exceeding 10% of our revenues in the September quarter.
We hope to continue to achieve broader revenue diversification across our revenue base over time.
Gross margins on a non-GAAP basis were down 230 basis points in the June quarter compared to the March quarter, based on product mix and competitive pressure in the market as well as an absence of an approximately 100 basis point benefit from the sale of approximately one million dollars in fully reserved older generation product during the March quarter.

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Average ASPs in the March quarter for flat-panel increased by 2% as we shipped a higher mix of our ME/MC-enabled technology. Sequentially, we do anticipate about 6% decline in ASPs into the September quarter. Non-GAAP operating spending was up about $2.3 million approximately one-third of which was due to additional R&D personnel and about one-third of which related to additional tape out expense, primarily a 90nm tape out that we invested in the quarter, and about the final one-third of which was due to sales and marketing expense primarily up for third party rep commissions.
Now turning to the balance sheet, cash flow from operations is estimated at approximately $16 million for the quarter and $62 million for the fiscal year 2007. This compares to $20.2 million in the fourth quarter of fiscal 2006 and $61.7 million for all of fiscal 2006.
Now I’d like to turn it over to J.H. for some comments on the business.
J.H. Chang — Trident Microsystems — President
Thanks John. Good afternoon, ladies and gentlemen. Thank you for joining us today for our quarterly conference call.
As we announced earlier this afternoon, we have achieved solid revenue of $70.6 million, a sequential increase of 16.5% from the March quarter and in line with our expectations. Revenues from top tier OEMs, including Samsung, Sony, Sharp and Phillips, continuously account for the majority — about 85% of the total revenue.
In the March quarter all of our new products including SVP UX, WX, PXP and CX continuously ramped up and the combined volume now accounts for 61% of the total shipment, among which SVP UX and WX account for 39%.
SVP UX and WX are the world’s first display processor chips that have integrated motion estimation, motion compensation in brief ME/MC technology to remove motion charter artifacts from motion video. We are pleased to see that these products have now become our highest volume products in the market.
In the June quarter we have also started assembling following products of SVP-WX, namely SVP WX-170 that has integrated 170 MHz ADC, and our second generation ME/MC technology. It was very well received by all of our top tier OEM customers as we have made significant improvement and continue pushing the envelope of ME/MC video quality.
On the digital front, we have taped out about two months ago our next generation digital SoC products, namely HiDTV Pro UX, WX, and QX with integrated HDMI 1.3, 170 MHz ADC and the second generation ME/MC technology for 100 and 120 Hz double scan panel and 90 nm CMOS technology.
This is our first 90nm SoC chip. We have received engineering samples about two weeks ago. I’m very pleased to report to you that our engineering team has done an excellent job once again in executing this project. And the chip is looking very great. We will start sampling this chip within this month.
With an extended lead in ME/MC technology integration, either in the form of display processor or digital SoC and broad product acceptance by top OEMs, we now expect that a large percentage of mid range and high-end models manufactured by top tier OEMs in 2008 will have Trident’s leading ME/MC technology built in for the worldwide market.
In the June quarter, we have also announced the design win of HiDTV Pro LX at Westinghouse for its new line of 1080p LCD TV. Following that into the September quarter, several other OEM customers including one top tier OEM will start mass production with our HiDTV Pro products as we continue building up the market momentum with our digital SoC products.
With the new HiDTV Pro UX, WX, QX and the upcoming cost reduced version of digital SoC, we are quite confident that we can continue strengthening our product position to become the leading supplier in digital SoC in 2008.
Thank you very much for your attention. Now I will turn it back to John for the business outlook.

Trident Microsystems, Inc. Q4 FY 2007 Earnings Call Transcript	p. 3

John Edmunds — Trident Microsystems — Chief Financial Officer
Thank you, J.H.
Again I would like to remind everyone that the following statements are based on current expectations as of today and include forward-looking statements. Actual results may differ materially. In addition our results in the future may also be impacted by the consequence of the independent investigation of stock option practices and litigation and ongoing inquiries related thereto.
There can be no assurance of a stable economic environment. The generational transitions in digital television will continue to favor the Company or strength in consumer-based purchasing cycles will continue. Other than general expectations for revenue growth in the September quarter, we will not be giving specific guidance beyond that timeframe today.
Through the continued ramping of our newer technology and the timing of customer product introductions we now anticipate revenues in the range of $88 million to $92 million for the September ‘07 quarter. Gross margins are anticipated to decline approximately 100 basis points, based on 6% ASP erosion from continued selling pressure and the general mix of products being sold into the market.
R&D expenses are expected to — I’m sorry. Total operating expenses are expected to increase by approximately $2.5 million. $1.4 million of that will come from sales and marketing expense primarily from third party commissions that will be paid out, based on the higher achievement of revenue and the resetting every fiscal year in the first quarter of every fiscal year to a higher rate of commission payment to the third party sales reps, who then have a higher rate in the first quarter and then decline into lower rates in the subsequent quarters through the year.
In addition, we expect the balance of the $2.5 million of operating expense increase to come about half from the G&A areas. We have added more G&A resources and have ongoing expenses in the beefed up general management area and we have about $600,000 in additional R&D spending from continuing to add headcount to our organization.
So that’s the general guidance for the fourth quarter of — I’m sorry — the September quarter in 2007. And now I’ll turn it over to the operator for any questions you might have today.
QUESTIONS AND ANSWERS
Daniel Gelbtuch — CIBC World Markets — Analyst
Congratulations on getting those restatements out and the great guidance. Could you comment about the competition you’re seeing in the market for your products ?
J.H. Chang — Trident Microsystems — President
In general, we are leading against our competitors in terms of integration and video quality. Especially in ME/MC technology integration. We are the first company that has integrated the ME/MC into either this quick processor chip or digital SoC. And with the lead we believe that put us well in front against the other competitors.
Daniel Gelbtuch — CIBC World Markets — Analyst
Also I noticed that you guys backed off on giving guidance for next year’s revenues and previously you were at the $450 million mark. My question is just qualitatively with receiving those engineering samples of the SVP — I’m sorry — the HiDTV Pro UX, WX, and QX are you more confident now or less confident now in your prospects for next year? And are you still holding that $450 million number out there?
John Edmunds — Trident Microsystems — Chief Financial Officer
We have always viewed the $450 million revenue target as just that. A target that I think somebody referred to recently — a target worthy of aspiring to. And we think it’s still possible to get to that target; however, it will require us to increase our overall market share by let’s say a 5 to 8 percentage points of share in the

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digital television market during the next year. We think with our integrated ME/MC technology and the new HiDTV Pro that has just come back from the foundry that J.H. has referred to, that our prospects are as bright or brighter than they’ve ever been. But to sit here today and try to tell you that we are going to gain that much market share would be speculation on our part.
So we continue to try to shoot for that target. It’s probably admittedly at the high end of what we might be able to achieve in revenue generation next year. But we certainly do believe that with the products that we have coming to market, we are going to continue to be strong in the market and continue to show good growth into calendar 2008.
So J.H. I don’t know if you want to comment as well.
J.H. Chang — Trident Microsystems — President
Yes as John said that it is a nice goal for us to shoot for. Obviously it depends on how fast our customers can make a smooth transition from our discreet solution to our digital SoC. However the market dynamic is constantly changing. So we feel it is more prudent to focus quarter to quarter from now.
Daniel Gelbtuch — CIBC World Markets — Analyst
Now just to give me a little granularity on the UX, WX and QX, what is the difference between the three? You mentioned AC 1.3, 170 MHz ADC ME/MC generation 2 and double scan. What’s the difference? What are the subtleties between UX, WX and QX?
J.H. Chang — Trident Microsystems — President
UX, WX and QX. All of them have integrated HDMI 1.3 and second generation ME/MC technology and our new Display Technologies. The difference among them is UX is for WXGA. WX is for full HD and QX is for double scan full HD.
Daniel Gelbtuch — CIBC World Markets — Analyst
The final question with regard to this next year’s guidance — and the fact that you are already sampling or about to sample the UX, WX and QX — when would you have a very accurate picture of what really will transpire next year? Is that something we should expect in the September conference call or is it something that will get decided on the December conference call?
John Edmunds — Trident Microsystems — Chief Financial Officer
I think we will have a better feel in the early fall. But I think by the time we get into the October conference call we will obviously have a stronger feel than we have today. We generally know at that stage that our customers are bought into using our technology in the following year and we have a general sense of their level of enthusiasm but we may not know yet how broadly they will deploy the technology.
So sometimes that doesn’t become more apparent to us until we get into the January conference call, and we have been through CES and we have a better idea of their actual product production schedule and how they are really going to deploy. Sometimes we learn about that at CES when they show us all the different models that we are going to be in, because we basically work with them on a platform and then they choose how broadly to deploy that through their product line.
Adam Benjamin — Jefferies & Company — Analyst
You made it pretty clear that you’re backing away from the 2008 guidance which I would agree is a good idea. You didn’t comment with respect to the rest of 2007 beyond September guidance, John. At this point are you backing away from the December quarter or can you give us kind of a rough view? Do you think you — at this point given what you are seeing you’d expect the business to be up or flat or some kind of direction?
John Edmunds — Trident Microsystems — Chief Financial Officer
Well, we haven’t changed our revenue guidance that we established for calendar ‘07 which I think was $305 million to $325 million in revenue.
The fourth quarter at this point — I mean, the December quarter is difficult to call. We do believe we will have good revenue in that quarter at this stage. But we can’t really tell you whether it will be up

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sequentially, how much it would be up or whether it could be flat or even slightly down.
It’s really hard to call from that point of view and obviously that will influence where we are in that the range of revenue potential. But just to be clear again we have not updated our guidance for calendar 2006 and I’m sorry — for calendar 2007.
Adam Benjamin — Jefferies & Company — Analyst
You mean calendar ’07. That’s helpful. With respect to Sony, the business has been trending a little bit differently than Samsung. It’s — in the June quarter here it’s down year-over-year versus last year at this time. Could you talk a little bit about what you’re seeing there in terms of order trends and competitive dynamics and maybe what could explain why you’re not seeing as strong a growth at Sony compared to Samsung?
J.H. Chang — Trident Microsystems — President
As John mentioned before that the — each OEM customer they — their different philosophy of pushing product to the market. Some OEMs may be more aggressive in the first half. They start making adjustments in the middle of the year. Some OEMs are more conservative at the beginning and then start ramping up when they start moving to the second half to prepare for the half season.
That’s also the reason that in the June quarter, we see our leading customers that have accounted for 51% of our total revenue and we only have two 10% customers. However, in the September quarter, we will actually have four 10% customers from the top four and the leading one will be below 40%. So it’s been a much healthier situation compared with the June quarter.
Adam Benjamin — Jefferies & Company — Analyst
And J.H., could that lead customer be someone other than Samsung?
John Edmunds — Trident Microsystems — Chief Financial Officer
Yes. It certainly could.
I will tell you as a side note, we have been working some very long hours in the finance group over the last month or so — and you know into two and three in the morning kind of hours to get the 10-K filed. And the only people in the building who worked longer hours than us that we saw in the wee small hours of the morning were a team of Sony engineers with some of our folks in the building.
So our relationship with them continues to be very strong. I know J.H. tells me that finance never works as hard as engineering, but I have to admit those guys were in the building for quite a while.
Adam Benjamin — Jefferies & Company — Analyst
One last question, J.H., on these new products and I don’t know if you want to give your exact ASP where you are currently with some of the chips you are shipping this year versus next year and HiDTV U.S. WX. Can you just give a rough range as to maybe the premium on a percentage basis what you are looking at for pricing? Or where that could go next year?
J.H. Chang — Trident Microsystems — President
The discrete video processor chip could be selling between $13 to $15 for the high-end and maybe $10 to $12 for the mid-range. For the digital SoC, we expect to sell between $15 to low $20s.
John Edmunds — Trident Microsystems — Chief Financial Officer
It depends on the configuration.
Adam Benjamin — Jefferies & Company — Analyst
Last question is, you previously have talked about maybe next year seeing about 50% of your volume be HiDTV. One of those chips within that family. Do you still see that being the case as you look out today?
J.H. Chang — Trident Microsystems — President
Yes. We feel that definitely in the second half. We feel more than 50% of the revenue will come in from the digital SoC.

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C.J. Muse — Lehman Brothers — Analyst
To follow up on that last question, can you provide your view on where you see digital mix on a unit basis for the overall industry in 2008? Or if it’s easier just comment on second half ‘08 but just to get some understanding of how the mix shift will occur would be helpful?
J.H. Chang — Trident Microsystems — President
It is still difficult to make the call yet. That’s because of some of our top tier OEM customers. They still haven’t made their final decision yet; and some of them may be leaning toward still using our discrete solution and from the beginning of the year then making the transition to the second half. Some may start using our digital SoC from the spring launch.
So at this point still difficult to say, but overall we do expect that the digital SoC will account for more than 50% of the revenue in the second half of ’08.
C.J. Muse — Lehman Brothers — Analyst
And, John, in terms of removing that $450 million target — which is probably a good thing to start off more conservative here. That 5 to 8 points that you would need in digital share to hit that, is that a function of pricing erosion that you expect for both discrete and digital? Or both? Or are there other moving parts there that we should be thinking about?
John Edwards — Trident Microsystems — Chief Financial Officer
No, I don’t think it’s so much a function of looking at price erosion. That’s just kind of a law of nature in this particular market. So it’s more a question of deployment — broad deployment by customers with our technology. Our focus as a company is in developing higher quality, higher feature-driven technology so we are very strong, for instance, today in 1080p full HD types of technology in the market. We would have probably better than 80% market share right now in the TVs they are shipping with full HD. At least the TVs shipping into the US market.
So the challenge for us is to, I think, try to dominate in the size of the market that we do well in in high-quality and high feature, leverage from that growth. But also to develop products that will appeal to the mainstream WXGA market and be the price competitive in that space as well.
We are price competitive, I think, there in the tier 1 OEMs and some of them experiment with a mix of supply philosophy as far as that goes. But predominantly I think they are all still trying to ship higher quality. However when you move into the tier 2 and tier 3 market it is much more about costs and cost competitiveness; and we have been reluctant to sort of take the premium out of our pricing for our quality. We can choose to do that and be more competitive for higher volumes, but we are trying to reap as much profit for our business as we can over the course of time here.
So for us, it’s — for us, C. J., I guess the short answer to your question is it’s much more about volume and broad deployment than it is about ASPs.
C.J. Muse — Lehman Brothers — Analyst
Makes sense. And then in terms of your large customer in Korea, are you seeing a slowdown there, given how strong they were for you guys in the first half of the calendar year?
J.H. Chang — Trident Microsystems — President
From our point of view, they still are pretty strong. I think they have done a pretty good job in gaining market share.
C.J. Muse — Lehman Brothers — Analyst

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I mean, do you have any concern about inventory building there and what impact that could have on your December quarter?
John Edmunds — Trident Microsystems — Chief Financial Officer
It is really hard for us to read — they clearly — and they do this every year. They are very aggressive in the first half of the year to try to go take market share and that sometimes puts them in a position where they have to absorb some inventory along the way. It’s hard for us to read exactly where they are at with that and what they’re doing.
But their forecast for September is — continues to be — strong. They don’t necessarily have the same ramp that other customers have who are more conservative in their first half because they were focused on geographic deployment instead of a broader push with their new product line across the world. So it is really just kind of a question of different OEMs and the approach that they take to rolling out their products and sort of trying to gain market share in the future year.
You know it was difficult to read for a while for us with Samsung; but they do seem to be bullish about the second half and forecasting strong revenue presence in our mix in the second half.
John Vinh — C.E. Unterberg — Analyst
Congratulations on the restatement. First question is on OpEx, you had guided OpEx to be $2.5 million up. You talked about the HiDTVProUX tapped out in June and your tape out expenses went up about $1 million. Do we not get some of that back in the September quarter?
John Edmunds — Trident Microsystems — Chief Financial Officer
September R&D will continue to rise by about $600,000 or so. We are adding people at a fairly good clip and we are trying to deploy not only be able to service four top tier OEMs but also to be able to support getting into the digital SoC business and the broader requirements for support in that market, particularly from a software point of view.
John Vinh — C.E. Unterberg — Analyst
And then you had also mentioned that you were going to tape out the HiDTV Pro I guess AX with the integrated demodulation and audio towards the second half of the year. Does that hit Q4? And then should we be thinking about OpEx going up a little bit for those tape out expenses?
John Edmunds — Trident Microsystems — Chief Financial Officer
Yes. We will bear that expense in the second half here. In general we are going to do our best to try to keep the expense growth behind the aggregate gross margin growth, if we can accomplish that. But we are in a transition right now where we are trying to transform our business from being a discrete image processing business to a business focused next year on digital SoC platforms. So in order to be ready to have more than 50% of our mix move to the digital SoC for the second half of next year. We have to bring our resources on and organize ourselves in a way to really be able to support hopefully four top tier OEMs with digital SoCs next year.
John Vinh — C.E. Unterberg — Analyst
Then, just switching gears a little bit to — your ME/MC chips you said that it was about 31% of your mix in the quarter — 39% of your mix in the quarter. Can you give us some color in terms of where did those mostly go? Did Samsung take most of those units and were those mostly deployed in Europe at this point?
J.H. Chang — Trident Microsystems — President
We have lead customers at this — for the June quarter responsible for most of the volume. However all the other three actually will start ramping with these kinds of products in the second half.
John Vinh — C.E. Unterberg — Analyst
So you would expect that mix to continue to increase throughout the rest of the year?
J.H. Chang — Trident Microsystems — President

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That’s correct. Yes. Some of those guys are also going to be deploying the new second generation ME/MC technology in the WX 170 that they are shipping in the second half here, as well. So people are bringing it into their product mix with different revision levels as we move along here.
John Vinh — C.E. Unterberg — Analyst
And last question is, is it a safe assumption to say that in addition to 50% of your volume or greater than 50% of your mix being HiDTV Pro for next year that it’s safe to assume that by next year greater than 50% of your mix will have ME/MC in them as well?
John Edmunds — Trident Microsystems — Chief Financial Officer
Yes.
Vijay Rakesh — Oppenheimer — Analyst
Good guidance for September quarter. Couple of questions. I should look at the gross margins to guidance. Can you go over it again? Was it GAAP or non-GAAP the number that you gave for the June quarter?
John Edmunds — Trident Microsystems — Chief Financial Officer
Those are non-GAAP.
Vijay Rakesh — Oppenheimer — Analyst
So it goes to the 48%, 48.5% (technical difficulty).
John Edmunds — Trident Microsystems — Chief Financial Officer
Somewhere in that range, yes.
Vijay Rakesh — Oppenheimer — Analyst
Got it. And how should you look at the longer-term gross margin profile given that you have product transition going on also?
John Edmunds — Trident Microsystems — Chief Financial Officer
Well, we believe that we can slow the pace of descent primarily by improving yields in some of our products that have been newly introduced here and we have got to continue to focus on improving the manufacturing process to try to get the very best yields we can in those products. So I think we see the gross margins trending into the mid to the high 40% range, about 45 to 48%.
Vijay Rakesh — Oppenheimer — Analyst
As you look — it looks like you have pretty nice ramp going on with your other customers in the second half here with some of the other guys picking up. Just wondering with your newest tier one TV OEM when do you start to hit 50 to 60+ in market share there? It looks like it’s just picking up now. I’m talking Phillips.
John Edmunds — Trident Microsystems — Chief Financial Officer
I’m sorry. Could you ask again? I didn’t quite hear that.
Vijay Rakesh — Oppenheimer — Analyst
I’m saying at Phillips when do you start to get to a nice 50, 60% market share? Will that be two, three quarters out?
John Edmunds — Trident Microsystems — Chief Financial Officer
No, we are ramping with Phillips fairly strong into the third quarter here and in the September quarter we would expect to be more than half then — they would be more than a 10% customer and we would be about close to 50 or 60% of their share overall.
You’ve got to remember the other 40% is really the Magnavox line, which is not our end of the world.
Heidi Poon — Piper Jaffray — Analyst
Great outlook. I just want to get a little bit more color on the 120 Hz products that you have commented on.

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Given that your top tier customers have already rolled out those high end products that mostly using internal solutions, could you give me a sense of where you see the other than maybe better cost that would induce them to a WX product?
J.H. Chang — Trident Microsystems — President
All the top tiers’ OEMs, they intend to push harder on the four HD models next year; and a good percentage of those will support the double scan panels. So with our new HiDTV pro QX chip that — we believe that’s the best cost performance product in the market for that particular segment.
Heidi Poon — Piper Jaffray — Analyst
In terms of pricing, is there any premium that we could expect? Would you go back to maybe the $30 range ASP for the 120 Hz product?
J.H. Chang — Trident Microsystems — President
As I mentioned earlier, we expect that for the high end probably it would be in the low $20s.
John Edmunds — Trident Microsystems — Chief Financial Officer
With the high-end integrated partner, yes.
Heidi Poon — Piper Jaffray — Analyst
So maybe the 100 Hz is more like $15 and the 120 Hz go to $20? Is that — ?
J.H. Chang — Trident Microsystems — President
Something like that.
Heidi Poon — Piper Jaffray — Analyst
And also could you clarify? You made some statements about your sort of adoption expectation by geography of such high-end models that when you talk about the tier 1s rolling out, is there any differential between the European market and U.S. market in terms of the timing of the 120 Hz type models adoption?
J.H. Chang — Trident Microsystems — President
We believe for the U.S. market, the trend toward the four HD models from the top tier OEMs are quite clear and we believe all the high end models next year should have the ME/MC features in. For the European market we believe that some OEM will be even more aggressive to push the ME/MC features down to the 32 inch WXGA models.
John Edmunds — Trident Microsystems — Chief Financial Officer
120 Hz would be a bigger feature in Europe right now than in the U.S.
J.H. Chang — Trident Microsystems — President
This point maybe the case but I believe next year the full HD 120 Hz will be a worldwide phenomena.
John Edmunds — Trident Microsystems — Chief Financial Officer
That will be a premium product they can charge a few hundred dollars more for.
J.H. Chang — Trident Microsystems — President
Right for U.S. market, for European market, everywhere.
J.H. Chang — Trident Microsystems — President
Right. Even in China yes. The.
Heidi Poon — Piper Jaffray — Analyst
So within the 50% how do you see the full HD mix for next year? Do you see more than half of that to be coming from the full HD product given such ramp schedules?
J.H. Chang — Trident Microsystems — President

Trident Microsystems, Inc. Q4 FY 2007 Earnings Call Transcript	p. 10

For the full HD, I believe it’s probably like 30 or 40% or more.
Craig Berger — Wedbush Morgan — Analyst
John, what did you say the pro forma gross margin was in the June quarter?
John Edmunds — Trident Microsystems — Chief Financial Officer
In the June quarter, I believe it was 49.2%. It will be in the press release whenever it comes out.
Craig Berger — Wedbush Morgan — Analyst
49.2%. So it looks like gross margins are coming into the high 40s this year. And I know earlier in the year you had said you thought you’d be able to hold 50% in the back half. What’s changed since then?
John Edmunds — Trident Microsystems — Chief Financial Officer
I think I always said that we thought we would be able to average 50% and I did guide earlier in the year that we would be going down below 50% in the second half. It may be coming in a little lower than we had hoped or coming on a little faster because it is competitive in this space. There are people who are in the digital television business who are not as strong and they are being very aggressive in pricing.
For instance, for a full HD product they might charge something like $7 for something we would charge the same customer $15 for. And the die sizes aren’t that different.
So they’re, in essence, trying to hold a position and generate revenue without much concern about gross margin. And that’s something we have to respond to to some degree but we’re also not going to give away the store just to keep the revenue share.
John Edmunds — Trident Microsystems — Chief Financial Officer
The pro forma June ’07 was $18.5 million.
Craig Berger — Wedbush Morgan — Analyst
$18.5.
John Edmunds — Trident Microsystems — Chief Financial Officer
I’m sorry. Let me calculate it for you because I’m reading the operating income. The pro forma OpEx — I knew I had the wrong number. It was $16.2 million.
Craig Berger — Wedbush Morgan — Analyst
$16.2?
John Edmunds — Trident Microsystems — Chief Financial Officer
Yes and so I’m — that’s up about $1.3 million from what it had been in the March quarter and you’ll be able to see both of those numbers in the press release. We presented June of ’07 and March of ’07 as well as the June ’06 quarter.
Craig Berger — Wedbush Morgan — Analyst
And in that $16.2 million is there — I’m sure there is options-related spending, backdating?
John Edmunds — Trident Microsystems — Chief Financial Officer
No. We’re just talking about non-GAAP operating expenses here.
Craig Berger — Wedbush Morgan — Analyst
So you’ve already stripped that stuff out of those numbers?
John Edmunds — Trident Microsystems — Chief Financial Officer
Yes. We provided for a full reconciliation in the press release.

Trident Microsystems, Inc. Q4 FY 2007 Earnings Call Transcript	p. 11

Craig Berger — Wedbush Morgan — Analyst
Can you discuss the competition? Who are you seeing positioned with the right features for next year and who are you guys viewing as your biggest competitive threats?
J.H. Chang — Trident Microsystems — President
For the long term, we feel that Media Tek is a strong competitor. Mainly at the low-end segment when they can sell at the cheaper price. Overall as John said earlier that some of our competitors right now are getting more aggressive because of a fear of losing market share, but we are less concerned about the short-term price pressure from them, because we believe such practice is not sustainable.
So for the long-term competition, we look at some of the strong competitors from Asia where we feel that they may have stronger and long-term sustaining power. But as you know a large pool of our R&D and the technical supporting resources is stationed in Asia as well to. So our corporate structure is very cost-effective. So we are ready to fight with anyone including those Taiwanese companies.
Craig Berger — Wedbush Morgan — Analyst
What about Broadcom? Are you seeing them out there? They tend to make a lot of noise but hard to tell if they’re really gaining any traction.
J.H. Chang — Trident Microsystems — President
At this point we actually encountered Broadcom in March. We encountered them in one of the first tier OEMs, but that’s just a — we believe kind of a short-term threat. Overall we are more concerned about the competitors from Asia.
John Edmunds — Trident Microsystems — Chief Financial Officer
Even in that one tier 1 customer our share within that account will be growing as we move into the second half here and we are not sure that Broadcom can say the same.
Craig Berger — Wedbush Morgan — Analyst
That’s helpful. Can you talk a little bit about first of all, how much is your cash balance in the quarter ended? And can you also discuss possible uses of cash? How you view a share buyback? Your stock is pretty cheap here.
John Edmunds — Trident Microsystems — Chief Financial Officer
So the cash including the UMC stock is — sorry, a total of $198 million. So we’re just shy of $200 million in cash. In general if you just divided that by the weighted average shares that would be about $3.12 per share. In general we’ve had some discussions about a buyback but I think people feel that the amount of stock we would have to buy back to have much of an impact and to have the exercise be accretive is more cash than the company would like to devote to that sort of activity. And we wouldn’t necessarily get the credit for it in the stock price.
So I think the feeling is still we should look for another way to invest that money for the benefit of the business strategically. We continue to look for opportunities where we could invest in either technology or teams of people that we think can bring something to the table.
Craig Berger — Wedbush Morgan — Analyst
Can you talk about your IPTV efforts?
John Edmunds — Trident Microsystems — Chief Financial Officer
Yes. We are still steaming ahead with — thanks for asking — with a team internally. We have the advanced CODECS and we are still intending to take that technology out in the fall and be ready for the next extension of the HiDTV Pro if you will, beyond integrating image quality and the HDTV code and various standard television technologies we are sent to enable that to have broadband connectivity with advanced CODECS.

Trident Microsystems, Inc. Q4 FY 2007 Earnings Call Transcript	p. 12

We see that as an opportunity for us to convert our sort of 30-ish% percent market share in the traditional television market to a 30% share of an Internet-enabled platform in the consumer space if you think of it that way. That’s a way for us to then continue our strategic development and growth in terms of adding more feature and additional capability.
Craig Berger — Wedbush Morgan — Analyst
Just a couple more quick ones. Can you comment on what you see big picture in terms of channel inventory? I mean I know some customers ramp earlier in the year. Some customers ramp later. But you know getting rid of all of the customer specifics, are inventories higher now than they were a year ago? Lower? Any color there?
John Edmunds — Trident Microsystems — Chief Financial Officer
By the way, I just got a note that our press release just crossed the wire. So better late than never I suppose. But sorry, again, that it is late for you guys.
From a channel inventory perspective, Craig, it’s difficult for us to read. I commented a little earlier that some of our customers are aggressive in the first half of the year. They wanted to take share and their approach to doing that is to fill their channels and try to keep their newer product introductions shipping.
Other customers that are traditionally more conservative don’t fill their channels as readily or rapidly and they introduce in a more deliberate pace in different geographies around the world. So for instance they are more interested in “duking” it out in Japan to begin with and then rolling out products in the U.S. and newer products in the U.S. and Europe a little later in the year.
As J.H. pointed out earlier, they are all intending to ship our latest ME/MC technologies in the second half here. So we see that as an opportunity for us to continue to have our technology contribute to their growth and, hopefully, continuing to move inventory to their channel.
Craig Berger — Wedbush Morgan — Analyst
On the digital CRT, looks like that is still pretty week. I mean is that product basically dead at this point? And then lastly with rising panel prices potentially motivating customers to pull in panel purchases do you also see any corresponding pull in of your product, i.e., are components bought together or do you not see any relation there?
John Edmunds — Trident Microsystems — Chief Financial Officer
Well, the cycles are a little bit different for our products. They would generally carry about 30 to 45 days of our inventory on hand. If they are ramping they might load more and get closer to the 45 days. Conversely from a panel point of view it is not unusual for them to carry 90 days’ worth of inventory or a full quarter’s worth of or more of panel inventory and as you pointed out as panel prices go up, they look to stock more of that faster.
They can actually bring our part into their product cycle and manufacturing cycle much more quickly than they can get panel modules and bring those in. So that is why they tend to inventory those at higher levels than they would for our particular products that are just basically a shift that they have to run through a manufacturing board process within a couple days. And they can bring it right into inventory.
Craig Berger — Wedbush Morgan — Analyst
So no relation?
John Edmunds — Trident Microsystems — Chief Financial Officer
I wouldn’t say no relation. But not the direct correlation that some people like to see.
Jay Srivatsa — Roth Capital Partners — Analyst
J.H., you mentioned MediaTek really coming at the low end. Could you help us understand how the market is segmenting in terms of low-end versus mid end versus high in terms of percentage? And then how do you see that playing out in the next calendar year?

Trident Microsystems, Inc. Q4 FY 2007 Earnings Call Transcript	p. 13

J.H. Chang — Trident Microsystems — President
In the past, it is easier because you can say anything below 32 inch is low end. However, right now, the 32 inch market segment is also getting more crowded; and that’s also the reason why the first-tier OEMs start to — I mean or plan to push more full HD models next year.
Overall, we feel that at this point, we are still leading in terms of integration and also in terms of video quality.
I think if you look at the overall market and you look at display searches segmentation you see Tier 1s at the top six would generally make up a little better than 60% of the revenues. If you include Toshiba, you get maybe closer to 55%. The other 35% or so will come from less well-known brand names shipping into the space.
So somebody like Vizio I think is climbing the charts. But they are still only like 2% and they sort of replace Polaroid for instance. So Vizio and Polaroid and Syntax-Brilliant, and other tier 2 and tier 3 brands as they consolidate in that space and ship high volume because they can gain access to panels, then they do a nice revenue stream and good volume.
We’d certainly like to supply them, but their orientation is different. They are not looking for a high-quality high feature and they are not willing to pay a higher price for the functional capabilities.
John Edmunds — Trident Microsystems — Chief Financial Officer
So that’s kind of that end of the market, that 30 to 35% of the market is also one that we play in, so we are in for example sample Maxent TVs which J.H. mentioned earlier. We have the Westinghouse design wins where we’ve done well. So we sort of pick and choose and play in that end of the market but we need people who are also interested in doing a higher quality sort of slice of that space than just shipping sheer volume to have a place on a shelf.
Jay Srivatsa — Roth Capital Partners — Analyst
In terms of gross margins, given that you are not going to start sampling in 90nm pretty soon, should expect some manufacturing efficiencies there. But yet you are expecting margins to go down to, say, the 45% range by the end of next year. Where is the disconnect there?
John Edmunds — Trident Microsystems — Chief Financial Officer
Well I’ll let J.H. respond to this as well. But from my own point of view I sometimes point out to customers or to investors that as we integrate more technology, I think the natural inclination of people is that you ought to be able to make better gross margins or better pricing overall. The SoC market is competitive. There’s other people who have been there ahead of us — people like ATI or AMD or (inaudible) or people like Broadcom or Media Tek has an offering in the space.
So we come into a segment that’s competitive to begin with, where people can offer the functions but they can’t really match us on the video quality. So once again we try to come into the higher end of that segment; and I would tell you that among the players we would tell you we probably generate better gross margins than virtually anybody else in the space.
It may not be as apparent when you look at the gross margins of other larger companies who really don’t disclose their digital TV margins to you, but in our business I think we are generally recognized as the high-quality player that people are willing to spend a little bit more in certain deployments. We do, even though it looks like our gross margins are coming down, we do actually earn a pretty healthy gross margin in the space.
So that’s kind of where I think people disconnect sometimes because they would expect that as we add more features like ME/MC or other things that we can earn higher gross margins. Our philosophy is more to introduce the feature to try to take more market share because we are integrating something that helps the customer move from a discrete ME/MC for $8 to $10 to an additional cost on our chip of about $2 or $3. And so he reduces his bottom costs, we get more volume. We get a decent gross margin but not something that looks embarrassing in the digital television space.

Trident Microsystems, Inc. Q4 FY 2007 Earnings Call Transcript	p. 14

Jay Srivatsa — Roth Capital Partners
Last question and I will step out of the queue. In terms of the IPTV offering when do you expect — I guess what’s the catalyst that could trigger the IPTV market specifically in the TV side?
John Edmunds — Trident Microsystems — Chief Financial Officer
I think it is still difficult to read. We expect that market will grow and take off at some point, but it’s kind of like who knew CD-RWs would take off? Who knew iPods would take off as products? And even if you listen to Steve Jobs talk about the IPTV from Apple today he refers to it as a hobby for them more or less. So people see broadband connectivity for televisions being a feature of the future, but nobody is quite sure exactly what’s the catalyst that is going to drive a lot of volume in that space.
But there are a lot of people like us who don’t want to miss that opportunity whether it comes in the shape of digital — integrated digital televisions which is our point of view, or other people who are banking on a continuation of set-top boxes in the future which is not as elegant, from our point of view, and I don’t think the consumer electronics television makers see the world that way, but certainly other guys are banking on digital set-top boxes offering IPTV as the feature of a cable offering or that sort of service offering in the future.
Tayyib Shah — Longbow Research — Analyst
John, congratulations on getting the filing all done. Question for J.H. As you look at your road map beyond the current generation of DVD SoC you are already entering the IPTV and also adding TV audio and demod. If IPTV does not began to take off in a major way by next year and the FC broadcast standard also remains unchanged in the next two years what are some of the other capabilities that you can add to your products to make sure you continue to fight the ASP erosion beyond this generation of products which are just coming out?
J.H. Chang — Trident Microsystems — President
I think, first of all the TV market is — up to this point — our single most important focus. So we are putting our resources into trying to consolidate our position and continuing to deliver the best cost performance product. At the same time, John mentioned that we have also invested in the prospect of IPTV and also we’re looking to other derivative market segments that can really take advantage of our core competency.
However those may be too early to talk about at this point. But overall the most important goal at this stage is to make sure that we can make this successful transition from offering the discrete video processor into digital SoC.
John Edmunds — Trident Microsystems — Chief Financial Officer
The other thing, I think, is that it’s interesting how people often worry about well this is a business sort of commoditizing in the sense and what do you do next to continue to differentiate yourself? And it’s interesting because I think as you talk to the television manufacturers, one of our marketing VPs has access to the internal design labs at one of the major OEMs. He has a friend that works there and he gets a little backroom tour periodically.
People are talking about OLED technology moving into the future. So I don’t think you see any lack of imagination or loss of interest in the television manufacturers in continuing to try to innovate and further extend their products. We get pushed pretty hard by the customers’ engineers. I guess I should say we get the opportunity and the privilege of working with people who have been in the TV industry for 30 and 40 years; and what they’re looking to develop for and just improved quality in what we do today. So we don’t see any shortage of opportunity in continuing to innovate and differentiate ourselves with what we do.
Tayyib Shah — Longbow Research — Analyst
And I’m sorry if I missed this earlier are you on track to get design wins for the HiDTV with all of the top tier OEMs by the end of this year?
J.H. Chang — Trident Microsystems — President
As I mentioned earlier, we are at different stages engagement with these top four. For example, you know that one top tier OEM has already started mass production this quarter with our previous generation digital

Trident Microsystems, Inc. Q4 FY 2007 Earnings Call Transcript	p. 15

SoC and with our new chip coming out the HiDTV Pro UX, WS, QX. And this is a product that all the other guys are waiting for. So right now we are already in detailed discussions with the other OEMs, and about when and how they can adopt our solution.
So overall at this stage, we believe that we are on track and as I mentioned one already started mass production and they may make transition to our new generation early ’08. The other two are in the planning stage and the fourth one may be leaning toward to still use our discrete solution in the first half then considering making the transition in the second half.
So different OEMs will have different stages or a different pace in their adoption. But we believe that with our current leading position in integration and video quality is just a bit of time. It is still our goal that we want to get the digital SoC design wins into the top four for 2008 shipment, although some will be in mass production in the March quarter and others may be in the second half.
John Edmunds — Trident Microsystems — Chief Financial Officer
The other thing to take note of here is that all four of them are using our ME/MC technology. In general I would say they are all four impressed with the second generation of that ME/MC technology. So when you begin to think SoC and integrated ME/MC technology, or — do I want to pay $8 to $10 for a discrete, we are the only logical choice for an integrated SoC out there right now. There are other people who are trying to integrate so it’s not like we will have a corner on the market forever, but we are continuing to lead the market in that end of the stick.
Tayyib Shah — Longbow Research — Analyst
That’s encouraging and, John, can you give us an idea of how much additional ASP you can get from the TV D-mod function?
John Edmunds — Trident Microsystems — Chief Financial Officer
I think the D-mod is in the $3 to $5 range now depending on the quality of the D-mod chip that you buy and audio is probably about $2 to $3. Something like that.
Tayyib Shah — Longbow Research — Analyst
Finally, can you elaborate on where the pricing pressure is coming from? Is it a particular one of your competitors or is it just price competition in general?
John Edmunds — Trident Microsystems — Chief Financial Officer
There’s a couple in particular that are — have a certain sense of desperation. I will just put it that way and I think others are not necessarily trying to drive lower prices in the space. There are other larger companies who are just as interested in earning a gross margin as we are.
Tayyib Shah — Longbow Research — Analyst
These are people who are incumbents from whom you have already taken share earlier?
John Edmunds — Trident Microsystems — Chief Financial Officer
Yes they may not have a space in a particular account and they want to break in so they will offer to do it like I say, sell a chip at $7 and we sell it at $15.
Tayyib Shah — Longbow Research — Analyst
Thank you.
John Edmunds — Trident Microsystems — Chief Financial Officer
They’ll get some share out of that so the customer can then turn to us and say if you don’t lower your prices and be more accommodating I will give more of it to them.
David Wu — Global Crown Capital — Analyst
I have actually two questions. This one is really a very quick one. Can you give us a status on the search for the CEO? How is it going and do we have any time frame of when the search will be completed?

Trident Microsystems, Inc. Q4 FY 2007 Earnings Call Transcript	p. 16

John Edmunds — Trident Microsystems — Chief Financial Officer
I think the Board is continuing to interview candidates and engage in the process. They have talked seriously with a couple of people but really haven’t homed in on somebody that they have fallen in love with or that they feel would be right for the Company.
So it’s not the easiest spot to go fill at the end of the day and I think the board just wants to make sure that the chemistry coming in the door is something that is going to contribute and add value to keep us on track, and continue to grow and be profitable as a company.
David Wu — Global Crown Capital — Analyst
The second question is, I need some help in understanding the relationship between gross margin and your ASP. When I look at your Q4 results the ASP was up 2% and gross margin was down 2.3% sequentially. And your guidance on the first fiscal quarter is for gross margin to be only down 1 when ASP actually will be down 6. So obviously ASP and gross margin don’t seem to have a direct correlation.
John Edmunds — Trident Microsystems — Chief Financial Officer
It’s also a function of the mix of the products that we are selling and the newer products coming in have good gross margins but their yields are not as mature yet. So they don’t generate quite as healthy a gross margin as the PXP which is a very mature product at this stage as a 15 to 18 month-old product that we’ve finally tuned the manufacturing process on.
So as we launched higher volumes of the newer products, we are still working to improve the manufacturing recipe and get better yields out of those.
David Wu — Global Crown Capital — Analyst
I see. So it’s a function of not just ASP but, really, how fast are you bringing in new products down the learning curve. Roughly, John, can you help me on the Q1? What percentage of the product side is going to close high up on the leading curve versus Q4 of this past quarter?
John Edmunds — Trident Microsystems — Chief Financial Officer
I think we disclosed in the press release that more than 60% of our shipments were primarily our newer technology in the U.S. WX ME/MC-driven technology, as well as the SVP CX which is kind of a lower end product and the PXP, which is also the seventh generation without ME/MC capabilities.
So those newer products coming on are good products. They’re doing well and they have decent gross margins. But they are not quite as rich as their predecessors in terms of what they bring to the table right now. That’s something that we continue to work on and improve as we move through the product life of those products.
Stay tuned. We will continue to try to improve those yields. And I think you’re seeing some of that in the September quarter as ASPs may shrink but not gross margin at the same pace.
David Wu — Global Crown Capital — Analyst
How long does it take you to achieve — achieve close to mature yields on these new devices?
John Edmunds — Trident Microsystems — Chief Financial Officer
Depends on the complexity of the technology and the geometries that we are on and the particular fabs that we are working with. It would generally be at least nine months to get to a mature yield.
Mahesh Sanganeria — RBC Capital Markets — Analyst
Congratulations, again, from filing. John, a quick question on operating expenses. I think you made some comments and I might have missed that. On R&D, can you keep the growth to the extent of revenue growth and on SG&A should expense in 2008 go down because you are going to get trade-off of the legal expenses?
John Edmunds — Trident Microsystems — Chief Financial Officer
Well, we tend to talk about non-GAAP operating expenses and we’ll exclude the legal expenses as a

Trident Microsystems, Inc. Q4 FY 2007 Earnings Call Transcript	p. 17

separate item. So you’ll see in the last — I think it will be last page of the press release or at least one of the latter financial tables, you’ll see a reconciliation of our GAAP to non-GAAP results. And then that will give you the discrete legal expense. For instance, for the June quarter we spent $3.8 million in stock option-related legal and accounting fees.
And so once you exclude that and look at the operating expense it did go up in the June quarter by about $1 million and part of that is just the cost of a 90nm tape out in the June quarter. Part of it is continued investment and increasing R&D personnel that help us to fuel our growth.
So we do, in general, intend to try to hold the operating expense. It will increase into the September quarter but the general plan will be to hold that relatively flat through the following few quarters, as we manage this transition into digital SSA, and have higher gross into the second half of next year. Then we will be in a position hopefully where these investments will be paying off in our ability to service our customers and support new product growth.
Mahesh Sanganeria — RBC Capital Markets — Analyst
So how would you say that non-GAAP operating expense I guess R&D combined, SG&A combined — what is your target. Is it that 20% and around that number?
John Edmunds — Trident Microsystems — Chief Financial Officer
Yes. It would be around 23%. In the June quarter it was 23.2 and we would say it would be anywhere from 23 — around 23%. It may move up in a given quarter, depending on the reset of our sales commission plan where we are paying. We are going to pay higher commissions next quarter and we believe we reset to something like 5 or 7% for a quarter and then feather that back down through the balance of the year based on a preset agreement with the third party sales rep.
Mahesh Sanganeria — RBC Capital Markets — Analyst
And a question for J.H. — a quick one. If you can give us an idea at the very top level for the industry on the adoption of digital SoC, I guess our sense is that the adoption is very strong in the U.S. but slower in Europe. If you can give us an idea of industry wide what is the adoption rate of digital SoC in terms of units — TV units?
J.H. Chang — Trident Microsystems — President
The adoption of digital SoC from discrete video processor actually at this point, the pace is still kind of slow from the top tier OEMs. Because they are typically more conservative — however, as I reported earlier, one top tier OEM has started mass production this quarter with our previous generation digital SoC.
So I believe that from this point on, the pace of adoption will start to accelerate and I believe that before the end of 2008 I believe all the top tier guys will start using digital SoC.
John Edmunds — Trident Microsystems — Chief Financial Officer
Mike, we will take one more question.
Operator
And there are no further questions.
John Edmunds — Trident Microsystems — Chief Financial Officer
Oh great. Well, J.H. and I want to thank everybody for joining us today and we will look forward to seeing you in the balance of the quarter here and at future conference calls.

Trident Microsystems, Inc. Q4 FY 2007 Earnings Call Transcript	p. 18